Exhibit 99.1

Dune Acquisition Corporation Announces Ceremonial Ringing of the Nasdaq Opening Bell on August 19, 2021

•	Dune is founded and led by Chief Executive Officer, Carter Glatt, who at the time of IPO was the youngest SPAC Founder on a U.S. Listed Exchange
•	The Company completed its Upsized and Oversubscribed IPO in December 2020

NEW YORK, Aug. 18, 2021 (GLOBE NEWSWIRE) -- Dune Acquisition Corporation (the “Company”) (Nasdaq: DUNEU, DUNE, DUNEW) is pleased to announce the celebration of its December 2020 initial public offering with the Nasdaq Opening Bell Ringing Ceremony on August 19, 2021.

“We are so grateful to our partners at the Nasdaq for inviting us to ring the Opening Bell – this is a time-honored and iconic achievement that the team at Dune feels privileged to have been offered. As we continue our SPAC journey, we look forward to identifying and partnering with a target business in an initial business combination commensurate with our stockholders’ expectations when they invested in our upsized IPO,” said Carter Glatt, Founder and Chief Executive officer of the Company.

In addition to Mr. Glatt’s leadership, Dune is supplemented by a well-rounded board of directors whose members are thought leaders in the software, FinTech, entertainment, Internet, and consumer sectors.

“As a next-generation asset class, we believe that SPACs are one of the fastest growing and preferential investment alternatives available today,” said Jeron Smith, a member of the Company’s board of directors and the founder of The Incubation Lab in partnership with Sony Pictures Entertainment. “Mr. Glatt is globally recognized as a leader of this movement, which is underscored by his operational expertise accrued in the space. As a director of this historic SPAC, I couldn’t be more excited to ring the Opening Bell alongside Carter and my family.”

About Dune Acquisition Corporation

Dune Acquisition Corporation was founded by its Chief Executive Officer, Carter Glatt. The Company is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any industry or geographic region, the Company intends to focus its search for an initial business combination on companies within the technology sector, particularly companies pursuing a Software as a Service, or SaaS, model.

Cautionary Note Concerning Forward-Looking Statements
This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. No assurance can be given that the Company will identify a suitable business combination target or that any initial business combination will be successful. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s Annual Report on Form 10-K/A filed with the SEC on June 21, 2021. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact
Dune Acquisition Corporation
ir@duneacq.com
(917) 742-1904